Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos.333-203134, 333-210558, 333-216403, 333-219728, 333-194880 and 333-223312 on Form S-3 and Form S-8 of our report dated February 14, 2019, relating to the consolidated financial statements and financial statement schedule of TriNet Group, Inc. and subsidiaries (the “Company”), and of our report dated February 14, 2019 relating to effectiveness of internal control over the Company's financial reporting, appearing in this Annual Report on Form 10-K of TriNet Group, Inc. for the year ended December 31, 2018.
/s/ DELOITTE & TOUCHE LLP
San Francisco, California
February 14, 2019